Exhibit 99.1

Famous Dave’s Reports Results For First Quarter Fiscal 2015

Franchise-operated restaurants generate flat comparable restaurant sales

MINNEAPOLIS, May 6, 2015 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the first quarter ending March 29, 2015.

Highlights for the first quarter of 2015 as compared to the first quarter of 2014:

•	Company revenue decreased from $35.7 million to $32.6 million, primarily reflecting the combined impact of the closure of four Company-owned restaurants since the end of the first quarter 2014 and a comparable sales decrease;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 4.9% compared to a decrease of 4.9% for the same period in 2014. Comparable sales for Franchise-operated restaurants open 24 months or more decreased by 0.1% compared to a decrease of 3.3% for the same period in 2014.

•	Franchise royalty revenue of $4.3 million grew by $128,000 from the prior year;

•	Restaurant-level cash flow margins at Company-owned restaurants decreased by 220 basis points. This decrease was a result of an anticipated increase in contracted food costs and operating deleverage from lower year-over year sales;

•	General and administrative expenses increased by approximately $665,000 to $4.9 million for the first quarter of 2015, and were 15.0% of revenue compared to 11.9% of revenue for the first quarter of 2014. Savings from cost reductions at the corporate headquarters were offset by approximately $635,000, or $0.06 per diluted share, of brand development related professional fees. The first quarter of 2014 benefited from stock-compensation recapture net of severance costs of approximately $362,000, or $0.03 per diluted share;

•	Net income was $197,000 compared to $516,000 for the first quarter of 2014. The first quarter of fiscal 2014 included asset impairment, lease termination and other closing costs of approximately $894,000, or $0.08 per diluted share, reflecting the lease termination costs related to the Salisbury, Maryland restaurant and an impairment charge for the décor in our company-owned restaurants;

•	Diluted net income per share was $0.03 compared to $0.07 for the first quarter of 2014;

•	Diluted adjusted net income per share was $0.03 compared to $0.13 for the first quarter of 2014;

•	Adjusted EBITDA for the first quarter of 2015 was $2.0 million compared to $3.2 million for the same period in 2014;

•	The Company repurchased approximately 118,000 shares for $3.6 million at an average market price of $30.67, excluding commissions.

Ed Rensi, Famous Dave’s CEO, commented, “The quarter’s comparable sales continued to be negatively impacted by the elimination of the discounting strategy that was in place last year. And like many of our peers, our sales were also negatively impacted by the severe winter weather and the early start to Lent. Weekly sales in each of our major Company-owned markets largely mirrored the corresponding Knapp Track report for those markets throughout the quarter.

Our performance is more encouraging when we evaluate it on a region-by-region basis. Our Minneapolis and Chicago markets significantly outperformed the Company on both an absolute and weighted comparable sales basis. We attribute this outperformance to a number of factors, not least of which is the regular presence and visibility of our senior management team in those two markets. We intend to apply the same approach as appears to be working in Chicago and Minneapolis to the East Coast. Although some of our East Coast restaurants have specific challenges, we believe that, over time, we will be able to positively impact performance.

Our restaurant-level operating cash flow margin declined by 220 basis points. Approximately half of this decline came from anticipated increases in contracted food costs and the balance was the result of sales deleverage.

We are pleased with the progress that we have made in reducing our core, recurring general and administrative expenses. For this quarter, general and administrative expenses included investments made to develop our new brand strategy and brand position. Strategic investments, such as these, will continue to impact general and administrative expenses through 2015.

We will continue to actively and prudently manage our expenses to target increasing restaurant and company-level operating margins.

Driving top-line sales growth is our highest priority. Although it is important to note that we will continue to face sales headwinds from the discounting strategy until we anniversary the end of the program later in second quarter of this year.

We have made substantial progress on refranchising some of our company-owned restaurants. We hope to be in a position to make an announcement on this subject later in this quarter.

Finally, we have also made substantial progress on revising our current credit agreement and hope to be in a position to make an announcement on this subject soon.”

Famous Dave’s ended the quarter with 184 restaurants, including 50 company-owned restaurants and 134 franchise-operated restaurants, located in 34 states, the Commonwealth of Puerto Rico, and 1 Canadian province.

Conference Call

The company will host a conference call May 6, 2015, at 7:30 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 50 locations and franchises 134 additional units in 34 states, the Commonwealth of Puerto Rico, and Canada. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income, adjusted basic and diluted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted basic and diluted net income per share consists of net income plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above, divided by the weighted average number of shares of stock outstanding (plus stock equivalents for the diluted calculation) during each period presented. Famous Dave’s of America, Inc. believes adjusted basic and diluted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus items, such as, asset impairment and estimated lease termination and other closing costs, net loss on disposal of equipment, and the recapture of stock-based compensation and severance costs related to the level of Vice President (VP) and above. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income, Adjusted EBITDA and basic and diluted net income per share to basic and diluted adjusted net income per share.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

MARCH 29, 2015 AND MARCH 30, 2014

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Revenue:
Restaurant sales, net	$28,106	$31,248
Franchise royalty revenue	4,331	4,203
Franchise fee revenue	5	35
Licensing and other revenue	185	176

Total revenue	32,627	35,662

Costs and expenses:
Food and beverage costs	8,524	9,126
Labor and benefits costs	9,381	10,420
Operating expenses	7,855	8,401
Depreciation and amortization	1,391	1,546
General and administrative expenses	4,892	4,227
Asset impairment and estimated lease termination and other closing costs	95	460
Pre-opening expenses	1	7
Net (gain) loss on disposal of property	(23)	434

Total costs and expenses	32,116	34,621

Income from operations	511	1,041

Other expense:
Interest expense	(208)	(263)
Interest income	5	1
Other expense, net	(2)	(1)

Total other expense	(205)	(263)

Income before income taxes	306	778

Income tax expense	(109)	(262)

Net income	$197	$516

Basic net income per common share	$0.03	$0.07

Diluted net income per common share	$0.03	$0.07

Weighted average common shares outstanding - basic	7,107	7,312

Weighted average common shares outstanding - diluted	7,131	7,345

See accompanying notes to consolidated financial statements.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
Food and beverage costs (1)	30.3%	29.2%
Labor and benefits costs (1)	33.4%	33.3%
Operating expenses (1)	27.9%	26.9%

Restaurant level cash flow margins (1)(3)	8.4%	10.6%

Depreciation & amortization (restaurant level) (1)	4.3%	4.4%
Asset impairment and estimated lease termination and other closing costs (1)	0.3%	1.5%
Pre-opening expenses and net loss on disposal of equipment (1)	-0.1%	1.4%
Costs and expenses (restaurant level) (1)	96.1%	96.6%
Restaurant level margin (1)(4)	3.9%	3.4%

Depreciation & amortization (corporate level) (2)	0.6%	0.5%
General and administrative expenses (2)	15.0%	11.9%

Total costs and expenses (2)	98.4%	97.1%
Income from operations (2)	1.6%	2.9%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant level cash flow margins less restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 29, 2015	December 28, 2014
ASSETS
Cash and cash equivalents	$2,007	$2,133
Other current assets	13,313	11,442
Property, equipment and leasehold improvements, net	48,475	49,495
Other assets	3,607	3,607

Total assets	$67,402	$66,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,322	$14,211
Line of credit	11,000	5,000
Other long-term obligations	15,565	15,664
Shareholders’ equity	28,515	31,802

Total liabilities and shareholders’ equity	$67,402	$66,677

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014

Cash flows (used for) provided by operating activities	$(2,121)	$752
Cash flows used for investing activities	(428)	(375)
Cash flows provided by financing activities	2,423	272

Net (decrease) increase in cash and cash equivalents	$(126)	$649

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014

Restaurant sales (in thousands):
Company-Owned	$28,106	$31,248
Franchise-Operated	$88,757	$90,542

Total number of restaurants:
Company-Owned	50	53
Franchise-Operated	134	140

Total	184	193

Total weighted average weekly net sales (AWS):
Company-Owned	$43,240	$44,514
Franchise-Operated	$50,603	$50,023

Operating weeks:
Company-Owned	650	702
Franchise-Operated	1,754	1,810

Weighted comparable net sales by category (24 month):
Dine-in	(3.4)%	(4.7)%
To Go	(1.3)%	0.8%
Catering	(0.2)%	(1.0)%

Total company-owned comparable sales %	(4.9)%	(4.9)%

Franchise-Operated %	(0.1)%	(3.3)%

Total number of comparable restaurants:
Company-Owned	48	50
Franchise-Operated	122	119

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014

Net income	$197	$516
Asset impairment and estimated lease termination and other closing costs	95	460
Net loss on disposal of equipment	(23)	434
VP level and above stock-based compensation
Recapture	—	(736)
VP level and above severance		504
Tax adjustment for the non-cash adjustments	(26)	(223)

Adjusted net income	$243	$955

Non-GAAP adjusted income per share:
Basic adjusted net income per common share	$0.03	$0.13

Diluted adjusted net income per common share	$0.03	$0.13

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding – basic	7,107	7,312

Weighted average common share outstanding – diluted	7,131	7,345

Income from Operations	$511	$1,041
Depreciation and amortization	1,391	1,546

EBITDA	1,902	2,587

Non-cash items:
Asset impairment and estimated lease termination and other closing costs	95	460
Net loss on disposal of equipment	(23)	434
VP level and above stock-based compensation
Recapture	—	(736)
VP level and above severance	—	504

Adjusted EBITDA	$1,974	$3,249

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.